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                                                         EXHIBIT 11

                         WILLBROS GROUP, INC.
               COMPUTATION OF INCOME (LOSS) PER COMMON
                                 AND
                       COMMON EQUIVALENT SHARE
          (In thousands, except share and per share amounts)
                             (Unaudited)
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                                                    Year ended
                                                   December 31,
                                      ----------------------------------
                                         1997         1996        1995
                                      ----------   ---------   ---------

Net income                            $   14,116  $    2,724  $   11,941
Preferred dividends                            -      (1,448)          -
                                      ----------  ----------  ----------

Net income applicable to common
 shares                               $   14,116  $    1,276  $   11,941
                                      ==========  ==========  ==========



Weighted average number of common
 shares outstanding                   14,540,137  14,015,178  13,642,750

Adjustment to reflect common shares
 issued during the twelve months
 prior to the initial public offering
 as outstanding for all periods
 presented using the "treasury stock"
 method                                        -     136,354     572,431
                                      ----------  ----------  ----------

Weighted average number of common
 shares outstanding for basic
 earnings per share                   14,540,137  14,151,532  14,215,181

Weighted average number of dilutive
 potential common shares outstanding     148,235      10,958           -
                                      ----------  ----------  ----------

Weighted average number of common
 shares outstanding for diluted
 earnings per share                   14,688,372  14,162,490  14,215,181
                                      ==========  ==========  ==========

Earnings per common share:

   Basic                              $      .97  $      .09  $      .84
                                      ==========  ==========  ==========

   Diluted                            $      .96  $      .09  $      .84
                                      ==========  ==========  ==========
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